EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Frozen Food Express Industries, Inc.
Announces Third Quarter 2009 Results

DALLAS, November 5, 2009 (GLOBE NEWSWIRE) – Frozen Food Express Industries, Inc. (Nasdaq:FFEX) today announced its financial and operating results for the quarter ended September 30, 2009.  Highlights from the third quarter include:

•	Total revenues of $94.5 million
•	A pre-tax loss of $4.6 million, an improvement of $1.9 million over the second quarter of 2009
•	Operating expenses of $99.3 million, a reduction of $29.6 million from the third quarter of last year
•	Operating ratio of 105.1% versus 106.8% for the second quarter and 109.2% for the first quarter
•	No debt outstanding and cash on hand of $2.7 million

For the current quarter, revenue excluding fuel surcharges decreased 16.8% to $82.0 million from $98.6 million in the third quarter of 2008. Total revenue for the quarter declined 28.7% to $94.5 million from $132.5 million in 2008.  For the nine month period ended September 30, 2009, revenue excluding fuel surcharges decreased 13.4% to $249.5 million from $288.1 million in 2008, while total year to date revenue declined 25.5% to $281.6 million from $378.2 million in 2008.

For the quarter, the Company incurred an after tax loss of $2.6 million, or $0.15 per diluted share compared to net income of $1.4 million, or $0.08 per diluted share in the third quarter of 2008. The loss was primarily driven by the current economic slump which is driving lower demand for transportation services and creating excess capacity, which in turn is placing continued downward pressure on pricing.  For the nine month period ended September 30, 2009, the Company reported an after tax loss of $13.8 million, or $0.81 per diluted share versus net income of $806,000, or $0.05 per diluted share in 2008.

Despite the economic challenges and rapidly declining demand for transportation services in 2009, the Company is continuing to focus on reducing operating expenses wherever possible and maintaining tight control over its cash position.  Stoney M. (“Mit”) Stubbs, President and CEO commented, “2009 has undoubtedly been the toughest operating conditions our industry has seen in quite some time.  We continue to experience significant revenue and profit challenges that we believe are the result of the weak economy, increased unemployment and changes in consumer buying habits.  While our results reflect the negative impact of the current economic recession, we continue to place an emphasis on cost controls while focusing on customer initiatives to incrementally increase revenue and profits which has allowed our results to improve every quarter during 2009.”

The Company recently entered into a two year credit agreement with Comerica Bank.  Mit Stubbs continued, “This agreement allows us to partner with an institution that truly understands our business needs.  And, we ended the third quarter with no amounts drawn on the facility evidencing our strong management over our balance sheet and cash flows.”

The Company continues to execute on its comprehensive cost reduction initiative to reduce many of its non-variable costs.  To date, the Company’s non-driver headcount has been reduced approximately 190 positions or 22 percent since January 1st.  Since the beginning of the year, the Company has taken additional significant action to reduce many of its operating costs including, but not limited to, suspension of its 401(k) match, reduction of standard work week hours, decrease of its recruiting efforts, early termination of equipment leases, reduction of travel expenses and streamlining existing processes.

For the quarter, asset productivity (measured by revenue per truck per week) declined 15.3% to $3,024 from $3,569 during the third quarter of 2008 primarily due to a decrease in freight rates per loaded mile for truckload services to $1.41 from $1.48, an increase in the Company’s empty mile ratio, a 13.7% decline in less-than-truckload hundredweight and a decrease in less-than-truckload revenue per hundredweight from $15.04 to $14.51.  Although revenue per mile and less-than-truckload revenue per hundredweight decreased from a year ago, they increased 4 cents and 30 cents, respectively, over the second quarter as we refine our pricing within our network.

Operating expenses as a percentage of operating revenue (“operating ratio”) were 105.1% for the third quarter of 2009 compared with 97.3% in 2008 and 106.8% for the second quarter of 2009.  Operating expenses decreased at a lower rate than revenue primarily due to higher claims and insurance costs and increased equipment rent, partially offset by decreases in fuel and purchased transportation.  Fuel decreased 46.7% to $17.1 million in the third quarter of 2009 from $32.1 million in the third quarter of 2008 and decreased 47.9% to $46.3 million in the 2009 nine month period from $88.7 million in the 2008 nine month period.  This improvement was primarily due to significantly lower fuel prices and fewer miles driven in the 2009 periods and our focus to reduce fuel cost through improved miles-per-gallon initiatives.

Purchased transportation decreased 31.4% to $20.2 million in the third quarter of 2009 from $29.5 million in the third quarter of 2008 and decreased 33.7% to $61.8 million in the 2009 nine month period from $93.1 million in the 2008 nine month period primarily as a result of a decrease in miles driven by, and lower fuel surcharges paid to, our independent contractors.  Revenue equipment rent increased 4.7% to $9.4 million in the third quarter of 2009 from $9.0 million in the third quarter of 2008 and increased 14.2% to $29.4 million for the 2009 nine month period primarily due to an increase in the number of leased tractors as the Company increased its mix of leased versus owned equipment.

Despite the third quarter operating loss, the Company continues to be in a strong cash position with no borrowings outstanding under its revolving credit agreement as of the end of the quarter. For the nine months ending September 30, 2009, the Company generated cash flows from operations of $6.5 million and maintains a strong working capital position. At September 30, 2009 the Company had $2.7 million in cash and cash equivalents, $92.3 million in shareholders' equity and no outstanding debt.

Mr. Stubbs concluded, "We are taking every conceivable action to control costs and implement sales initiatives to drive incremental revenue during this severe economic recession, while at the same time managing our cash position to ensure liquidity.  We are taking a very aggressive approach in managing our balance sheet and working capital.  We have ended each quarter this year with no amounts due on our revolver and we believe we will be well positioned in the future when the overall economy and the transportation industry rebounds.”

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics services, as well as dedicated fleets to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at the http://www.ffex.net.  To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm. FFE's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

 Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change.

Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands, except per-share amounts)

Assets	September 30, 2009	December 31, 2008
Current assets
Cash and cash equivalents	$2,670	$1,308
Accounts receivable, net	43,622	52,749
Tires on equipment in use, net	5,632	5,425
Deferred income taxes	1,491	2,666
Property and equipment held for sale	1,019	-
Other current assets	9,075	10,822
Total current assets	63,509	72,970

Property and equipment, net	74,555	83,394
Other assets	5,058	5,822
Total assets	$143,122	$162,186

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$20,379	$21,148
Insurance and claims accruals	9,628	7,736
Accrued payroll and deferred compensation	5,367	4,396
Accrued liabilities	1,716	1,760
Total current liabilities	37,090	35,040

Long-term debt	-	-
Deferred income taxes	6,585	14,235
Insurance and claims accruals	7,176	6,460
Total liabilities	50,851	55,735

Shareholders’ equity
Common stock, $1.50 par value per share; 75,000 shares
authorized; 18,572 shares issued	27,858	27,858
Additional paid-in capital	2,625	5,412
Retained earnings	72,739	87,103
	103,222	120,373
Treasury stock (1,441 and 1,813 shares), at cost	(10,951)	(13,922)
Total shareholders’ equity	92,271	106,451
Total liabilities and shareholders’ equity	$143,122	$162,186

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited and in thousands, except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue	$94,500	$132,451	$281,602	$378,206
Operating expenses
Salaries, wages and related expenses	30,306	33,693	94,115	96,524
Purchased transportation	20,246	29,517	61,752	93,141
Fuel	17,132	32,130	46,251	88,694
Supplies and maintenance	11,486	14,047	35,874	39,864
Revenue equipment rent	9,431	9,005	29,386	25,734
Depreciation	4,303	4,684	13,296	14,183
Claims and insurance	3,215	2,733	10,934	9,001
Communications and utilities	1,323	1,410	3,898	3,636
Operating taxes and licenses	1,076	1,163	3,656	3,431
Loss (gain) on sale of property and equipment	177	(491)	(75)	(1,096)
Miscellaneous	638	1,000	2,367	3,234
Total operating expenses	99,333	128,891	301,454	376,346
Income (loss) from operations	(4,833)	3,560	(19,852)	1,860
Interest and other (income) expense
Interest income	(1)	(12)	(5)	(66)
Interest expense	5	74	9	110
Equity in earnings of limited partnership	(313)	(200)	(472)	(511)
Other	106	200	591	(108)
Total interest and other (income) expense	(203)	62	123	(575)
Pre-tax income (loss)	(4,630)	3,498	(19,975)	2,435
Income tax (benefit) expense	(2,070)	2,141	(6,126)	1,629
Net income (loss)	$(2,560)	$1,357	$(13,849)	$806

Net income (loss) per share of common stock
Basic	$(0.15)	$0.08	$(0.81)	$0.05
Diluted	$(0.15)	$0.08	$(0.81)	$0.05
Weighted average shares outstanding
Basic	17,149	16,737	17,069	16,699
Diluted	17,149	17,027	17,069	16,998
Dividends declared per common share	$-	$0.03	$0.03	$0.09

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for each of the three- and nine-month periods ended September 30:

	Three Months		Nine Months
Revenue from: (a)	2009	2008	2009	2008
Temperature-controlled fleet	$34,684	$37,626	$103,630	$108,854
Dry-freight fleet	12,269	16,921	40,805	53,107
Total truckload linehaul services	46,953	54,547	144,435	161,961
Dedicated fleets	4,749	6,859	14,970	18,528
Total truckload	51,702	61,406	159,405	180,489
Less-than-truckload linehaul services	27,429	32,922	81,105	92,947
Fuel surcharges	12,492	33,864	32,065	90,124
Brokerage	1,657	3,128	5,415	10,629
Equipment rental	1,220	1,131	3,612	4,017
Total revenue	94,500	132,451	281,602	378,206

Operating expenses	99,333	128,891	301,454	376,346
Income (loss) from freight operations	$(4,833)	$3,560	$(19,852)	$1,860
Operating ratio (b)	105.1%	97.3%	107.0%	99.5%

Total truckload revenue	$51,702	$61,406	$159,405	$180,489
Less-than-truckload revenue	27,429	32,922	81,105	92,947
Total linehaul and dedicated fleet revenue	$79,131	$94,328	$240,510	$273,436

Weekly average total trucks	1,991	2,011	2,024	2,029
Revenue per truck per week (c)	$3,024	$3,569	$3,047	$3,443

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total revenue.
(c)	Average daily revenue, times seven, divided by weekly average trucks.

The following table summarizes and compares selected statistical data relating to our freight operations for each of the three- and nine-month periods ended September 30:

	Three Months		Nine Months
Truckload	2009	2008	2009	2008
Total linehaul miles (a)	37,549	40,736	115,628	123,124
Loaded miles (a)	33,352	36,926	104,040	111,989
Empty mile ratio (b)	11.2%	9.4%	10.0%	9.0%
Linehaul revenue per total mile (c)	$1.25	$1.34	$1.25	$1.32
Linehaul revenue per loaded mile (d)	$1.41	$1.48	$1.39	$1.45
Linehaul shipments (a)	39.8	39.0	117.4	115.1
Loaded miles per shipment (e)	838	946	886	973
LTL
Hundredweight	1,890,510	2,189,626	5,630,191	6,397,453
Shipments (a)	62.3	71.9	184.0	205.4
Linehaul revenue per hundredweight (f)	$14.51	$15.04	$14.41	$14.53
Linehaul revenue per shipment (g)	$440	$458	$441	$453
Average weight per shipment (h)	3,035	3,046	3,060	3,115

Computational notes:
(a)	Amounts are stated in thousands.
(b)	Total truckload linehaul miles less truckload loaded miles, divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by total truckload linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of shipments.

The following table summarizes and compares the makeup of our fleets between company-provided tractors and tractors provided by independent contractors as of September 30:

	2009	2008
Total company-provided	1,591	1,614
Total owner-operator	409	402
Total tractors	2,000	2,016
Total trailers	3,780	4,364

CONTACT:
              Frozen Food Express Industries, Inc.
              Stoney M. "Mit" Stubbs, Jr., Chairman and CEO
              Russell Stubbs, SVP and COO
              John Hickerson, SVP and CMO
              Ronald Knutson, SVP and CFO
              (214) 630-8090
              ir@ffex.net